Exhibit 10.2

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisks denote omissions.

March 9, 2006

Edwards Lifesciences LLC
One Edwards Way
Irvine, California 92614
Attention:  General Counsel

Gentlemen:

As you know, Edwards Lifesciences LLC (“Edwards”), PLC Systems Inc. (“PLC Parent”) and PLC Medical Systems, Inc. (“PLC”) are parties to a certain Contribution, Development and Manufacturing Agreement (the “CDM Agreement”) dated as of February 24, 2004, and a certain Distribution Agreement (the “Distribution Agreement”), also dated as of February 24, 2004, pursuant to which, among other things, PLC has agreed to develop and manufacture certain “Surgical Products”, as defined in the CDM Agreement, and Edwards has agreed to distribute and sell such products so developed and manufactured by PLC.

Edwards, PLC and PLC Parent have agreed that it is in their respective best interests for all rights and obligations of PLC in the development and manufacture of Disposable Products as granted under the CDM Agreement and the Distribution Agreement to be transferred back to Edwards, as set forth herein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the CDM Agreement and the Distribution Agreement.

Accordingly, we have agreed as follows:

1.    The CDM Agreement, including the license described in Section 2.3 (except as necessary to enable PLC to fulfill its obligations to Edwards following the date hereof), and the Distribution Agreement are hereby terminated, and each of the parties thereto hereby expressly agrees that neither party shall have any liability or continuing obligation to the other on account of such agreements, except such continuing obligations as are expressly set forth in the following sections of such agreements, which sections shall survive the termination of such agreements:  (i) CDM Agreement—Articles III, VII and X, Sections 2.3 (to the extent necessary to enable PLC to fulfill its obligations to Edwards following the date hereof), 5.5, 5.6, 5.7, 8.1, 8.2, 9.3 and 9.4, and (ii) Distribution Agreement—Articles IX, X and XI, and Sections 4.2, 4.3, 4.5 and 8.3(a).

2.    In consideration of the foregoing, Edwards agrees to make the following nonrefundable payments to PLC:

a.           Initial Payment. Within three (3) business days of the date hereof, $1,500,000 in cash;

b.    Disposable Royalty Payments.

(i)     Calculated monthly and paid in cash within 30 days after the end of the subject month, an amount equal to [**] of all Net Sales of Disposable Products on or prior to the second anniversary of the date of this letter agreement.

(ii)    Calculated monthly and paid in cash within 30 days after the end of the subject month, an amount equal to [**] of all Net Sales of Disposable Products following the second anniversary of the date of this letter agreement.

(iii)   Within thirty (30) days following the end of each calendar quarter, Edwards will provide PLC with a statement that summarizes the Net Sales for the royalty payments for such quarter.

(iv)   Notwithstanding the foregoing, the aggregate amount paid pursuant to clauses (b)(i) and (b)(ii) above shall not exceed $1,700,000.

3.    “Net Sales” shall mean the actual invoiced sales recorded as revenues by Edwards or its Affiliates under its accounting policies (as approved by Edwards’ auditors), from the sale, rent, lease of or otherwise making available to third parties, not affiliated with Edwards, Disposable Products, net of any royalty paid to any third party (other than PLC), and less the following, as applicable:  refunds, discounts, credits allowed to purchasers for return of Disposable Products or as reimbursement for damaged Disposable Products, freight, insurance, and other shipping charges, sales and use taxes, customs duties, and any other governmental tax or charge (except income taxes) imposed on or at the time of the production, importation, use, or sale of Disposable Products, including any value added taxes (VAT), as adjusted for rebates and refunds. For conversion of foreign currency to U.S. dollars with respect to sales of Disposable Products in a foreign currency, the conversion method and rate shall be the conversion method and rate used by Edwards to convert the applicable sales into U.S. dollars for purposes of the preparation of Edwards’ financial statements, such conversion to be calculated in accordance with generally accepted accounting principles in the United States, applied consistently.

                PLC shall have the following right to audit Edwards’ books and records to the extent necessary to verify Edwards’ calculation of Net Sales. PLC, through an independent certified public accountant (provided that such independent certified public accountant is not compensated on a contingency basis) or, alternatively, a senior PLC financial executive, subject in either case to a written non-disclosure agreement with Edwards, shall have the right, during normal business hours and upon thirty (30) days advance written notice to Edwards, and no more often than once per calendar year, to inspect Edwards’ Net Sales records specifically relating to Edwards’ Disposable Royalty Payment obligations under this letter agreement. Edwards shall have the right to have a representative present at all such inspections. Further, such certified public accountant agrees to comply with all of Edwards’ safety and security requirements during any visits to Edwards’ facilities. In the event the examination shows an underpayment, Edwards shall pay PLC the amounts underpaid plus interest on the underpayment at the Prime Rate published from time to time in the Wall Street Journal. PLC acknowledges that Edwards’ records contain confidential trade information. Except in connection with resolving issues concerning disputed Disposable Royalty Payments in accordance with the dispute resolution provisions in this letter, neither PLC nor its representatives shall at any time communicate to others or use any facts or information obtained as a result of such inspection or audit of Edwards’ Net Sales records. Under no circumstances shall such independent certified public accountant or such senior PLC financial executive provide other employees of PLC with any information regarding the identity of Edwards’ customers or provide PLC with any copies of Edwards’ customer lists. PLC’s right to inspect Edwards’ Net Sales records shall be limited to the current year for which Net Sales of the Disposable Products are payable and the immediately preceding one (1) calendar year period. Notwithstanding anything in this letter agreement to the contrary, such audit right shall extend only one (1) calendar year beyond the final royalty payment on Disposable Product Sales.

4.      Edwards and PLC (and/or PLC Parent) will attempt in good faith to resolve expeditiously any dispute, claim or controversy arising out of or relating to this Agreement (the “Dispute”) promptly by negotiations between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement. Either Party may give the other Party, written notice (the “Escalation Notice”) of any Dispute not resolved in the normal course of business. Within 15 days after delivery of the Escalation Notice, the Party in receipt of the Escalation Notice shall submit to the other a written response. The Escalation Notice and the response thereto shall include (a) a statement of each Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within 30 days after delivery of the Escalation Notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one Party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. The Parties shall attempt to resolve any Dispute pursuant to the procedure set forth in this paragraph 4 for a period up to 60 days from the date of delivery of the Escalation Notice before resorting to other available remedies; provided, however, nothing contained in this paragraph 4 shall prevent any Party from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent serious and irreparable injury to it or to others. The use of the procedure set forth in this paragraph 4 will not be construed under the doctrine of laches, waiver or estoppel to affect adversely any Party’s right to assert any claim or defense.

5.    Neither Party nor or any of its Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the existence of, the terms, or implementation of this letter agreement or any documents contemplated hereby, without prior  consultation, including the reasonable opportunity to provide comments, with the other Parties, except as may be required by law.

If the foregoing accurately reflects our agreement, please sign in the space provided below.

PLC SYSTEMS INC.

By:	/s/ James G. Thomasch
Name:	James G. Thomasch
Title:	Senior Vice President and Chief Financial Officer

PLC MEDICAL SYSTEMS, INC.

By:	/s/ James G. Thomasch
Name:	James G. Thomasch
Title:	Senior Vice President and Chief Financial Officer

Agreed and accepted as of the date set forth above

EDWARDS LIFESCIENCES LLC

By:	/s/ John H. Kehl, Jr.
Name:	John H. Kehl, Jr.
Title:	Corporate Vice President, Strategy and Business Development